Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK REIT ANNOUNCES APPOINTMENT OF
WENDY A. SILVERSTEIN TO BOARD OF DIRECTORS

NEW YORK, NY, February 6, 2017 – New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT) today announced the appointment of Wendy A. Silverstein to the Company’s Board of Directors (the “Board”).

Ms. Silverstein is currently providing consulting services to Winthrop REIT Advisors, the Company’s current exclusive advisor with respect to all matters primarily related to the plan of liquidation and consultant on other matters. As previously disclosed, the Company plans to appoint Wendy Silverstein as the Company's Chief Executive Officer when Winthrop becomes the external manager to the Company. Previously Ms. Silverstein served as Executive Vice President and Co-Head of Acquisitions and Capital Markets for Vornado Realty, a position she held from 1998 until April 2015. At Vornado, she was responsible for a diverse range of capital market activities including all equity, debt, and derivative transactions of Vornado, as well as a variety of real estate and corporate acquisitions. The Board believes that Ms. Silverstein’s extensive real estate, finance and board experience position her well to assist NYRT as it executes the plan of liquidation.

“On behalf of the Board of Directors and management team, I would like to welcome Wendy to the NYRT Board,” said Randolph C. Read, Chairman of the Board of Directors of NYRT. “Wendy is an accomplished executive with a track record of success and value creation in the real estate industry and we look forward to benefitting from her extensive financial, capital markets and transaction experience as we execute the plan of liquidation.”

“NYRT has an outstanding portfolio of assets and I have gotten to know my fellow Board members very well over the past few months,” said Ms. Silverstein. “I look forward to working with them and leveraging my real estate transaction experience as we execute the plan of liquidation as expeditiously as possible and work to maximize value for all NYRT stockholders.”

About Wendy Silverstein

In addition to her prior role as executive Vice President and Co-Head of Acquisitions and Capital Markets for Vornado Realty, Ms. Silverstein previously served as a member of the Investment Committee for Vornado’s private equity fund, Vornado Capital Partners, LP. Prior to joining Vornado in 1998, Ms. Silverstein spent eight years as a Vice President and Senior Credit Officer of Citicorp Real Estate and Citibank, N.A., where she was responsible for several billion dollars of real estate debt restructurings. From 1986 to 1990, she was an Assistant Vice President in the Leveraged Capital Group at Citibank, N.A. providing sponsor financing for leveraged buyouts. Ms. Silverstein currently serves on the Board of Directors of Toys R Us, Inc., Wayne Real Estate Company, LLC and Alexander’s Inc. She was previously a member of the Board of Directors of LNR Property, LLC, the nation’s largest loan special servicer. Ms. Silverstein earned her Bachelor of Science in Economics, Magna Cum Laude, and a Master of Business Administration with Distinction from The Wharton School of The University of Pennsylvania. She is also a Certified Public Accountant. She also serves on the Board of Directors and as the Treasurer of WIN, the largest provider of shelter housing for women and children in New York City, and on the Board of Beit Ruth, an educational and therapeutic village for at risk girls in Israel.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the Company’s ability to complete asset sales and realize the results of its plan of liquidation; the timing of and the amount of proceeds of asset sales; and other factors, many of which are beyond NYRT’s control, including other factors included in NYRT’s reports filed with the Securities and Exchange Commission (the “SEC”), particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRT’s latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on November 9, 2016, and the Definitive Proxy Statement on Schedule 14A with respect to the plan of liquidation filed with the SEC on December 21, 2016, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Media:	Investors:
Jonathan Keehner	Michael A. Happel	Matthew Furbish
Mahmoud Siddig	CEO and President	Director, Investor
Joele Frank, Wilkinson Brimmer Katcher	New York REIT, Inc.	Relations
jkeehner@joelefrank.com	mhappel@nyrt.com	New York REIT, Inc.
msiddig@joelefrank.com	(212) 415-6500	(212) 415-6500
(212) 355-4449